EXHIBIT 2

                            STOCK PURCHASE AGREEMENT

                            DATED AS OF JULY 22, 1998

                                     between

                         STATIA DELAWARE HOLDCO II, INC.

                                       and

                         TRANSMONTAIGNE TERMINALING INC.
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                               TABLE OF CONTENTS
ARTICLE 1  DEFINITIONS.........................................................1
  1.1      Defined Terms.......................................................1
  1.2      Other Definitional Provisions.......................................4

ARTICLE 2  DELIVERY AND PAYMENT FOR SHARES.....................................4
  2.1      Purchase and Sale of Shares.........................................4
  2.2      Purchase Price......................................................5
  2.3      Delivery of Shares..................................................5
  2.4      Retained Assets and Liabilities.....................................5
  2.5      Closing.............................................................6

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE SELLER........................6
  3.1      Organization........................................................6
  3.2      Authority; Enforceability...........................................6
  3.3      No Violation........................................................6
  3.4      Approvals...........................................................7
  3.5      Capital Stock.......................................................7
  3.6      Organization and Qualification of the Company.......................7
  3.7      Financial Statements................................................7
  3.8      Absence of Material Adverse Changes or Events.......................8
  3.9      Legal Proceedings...................................................8
  3.10     List of Properties, Contracts and Other Data........................8
  3.11     Contracts...........................................................9
  3.12     Leases..............................................................9
  3.13     Certain Tax Matters.................................................9
  3.14     Compliance with Laws...............................................10
  3.15     Environmental Laws.................................................10
  3.16     Affiliate Transactions.............................................11
  3.17     Labor Matters......................................................11
  3.18     Insurance..........................................................12
  3.19     Public Utility Holding Company Act; Other Regulations..............12
  3.20     Minute Books; Stock Register.......................................12
  3.21     Benefit Plans......................................................12
  3.22     Intercompany Transactions..........................................13
  3.23     Information Supplied...............................................14
  3.24     Brokerage Agreements...............................................14

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER....................14
  4.1      Organization.......................................................14


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  4.2      Authority; Enforceability..........................................14
  4.3      No Violation.......................................................14
  4.4      Approvals..........................................................15
  4.5      Financing..........................................................15
  4.6      Investment Purpose.................................................15
  4.7      Investigation and Evaluation; No Implied Representation............15
  4.8      Litigation.........................................................16
  4.9      Brokerage Agreements...............................................16

ARTICLE 5  COVENANTS..........................................................17
  5.1      Conduct of Business................................................17
  5.2      Investigation......................................................18
  5.3      Efforts; Taking of Necessary Action................................19
  5.4      Expenses...........................................................19
  5.5      Employees; Benefit Plans...........................................19
  5.6      Termination of Seller Services.....................................22
  5.7      Taxes; Operations Before or After Closing Date.....................23
  5.8      Section 338(h)(10) Election........................................25
  5.9      Additional Agreements..............................................25
  5.10     Post-Closing Cooperation...........................................26
  5.11     Preservation of Records and Access.................................26
  5.12     Other Liabilities..................................................27
  5.13     Release of Liens...................................................27
  5.14     The Company's Name.................................................27
  5.15     Post-Closing Reconciliation........................................27
  5.16     Third-Party Construction Projects..................................28
  5.17     Environmental Assessment...........................................28
  5.18     Product and BS&W Inventory - Responsibility and Measurements.......28

ARTICLE 6  CONDITIONS TO THE CLOSING..........................................29
  6.1      Conditions of Obligation of Each Party.............................29
  6.2      Additional Conditions to the Obligations of the Purchaser..........29
  6.3      Additional Conditions to the Obligations of the Seller.............31

ARTICLE 7  INDEMNIFICATION....................................................32
  7.1      Survival of Representations, Warranties, Covenants and Agreements..32
  7.2      Indemnification Provisions for the Benefit of the Purchaser........32
  7.3      Indemnification Provisions for Benefit of the Seller
             and its Affiliates...............................................33
  7.4      Matters Involving Third Parties....................................33
  7.5      Determination of Losses............................................35
  7.6      Exclusive Remedy...................................................35
  7.7      Liability of STI...................................................36

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ARTICLE 8  TERMINATION, AMENDMENT AND WAIVER..................................36
  8.1      Termination........................................................36
  8.2      Effect of Termination..............................................36
ARTICLE 9  MISCELLANEOUS......................................................37
  9.1      Schedules..........................................................37
  9.2      Notices............................................................37
  9.3      Heading; Cross References..........................................39
  9.4      Amendment..........................................................39
  9.5      Extension; Waiver..................................................39
  9.6      Entire Agreement...................................................39
  9.7      Assignment.........................................................39
  9.8      Governing Law......................................................39
  9.9      Attorneys Fees.....................................................39
  9.10     Submission to Jurisdiction.........................................39
  9.11     Counterparts.......................................................40
  9.12     Press Releases and Public Announcements............................40
  9.13     No Third-Party Beneficiaries.......................................41
  9.14     Time of Essence....................................................41

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                                    SCHEDULES

Schedule 2.4(b)   --       Retained Assets and Liabilities
Schedule 2.4(f)   --       Receivables
Schedule 3.3      --       No Violation
Schedule 3.4      --       Approvals
Schedule 3.5      --       Capital Stock
Schedule 3.7      --       Financial Statements
Schedule 3.9      --       Legal Proceedings
Schedule 3.10     --       Properties
Schedule 3.11     --       Contracts
Schedule 3.13(b)  --       Tax Matters
Schedule 3.13(f)  --       Partnerships for Federal Income Tax Purposes
Schedule 3.16     --       Affiliate Transactions
Schedule 3.17(c)  --       Labor Matters
Schedule 3.18     --       Insurance
Schedule 3.21(a)  --       Benefit Plans
Schedule 3.21(e)  --       Employment
Schedule 4.3      --       No Violation
Schedule 4.4      --       Approvals
Schedule 5.1(i)   --       Dividends; Other Dispositions of Assets
Schedule 5.5(a)   --       Existing Employees
Schedule 5.16     --       Third-Party Construction Projects

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                           STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, dated as of July 22, 1998 between Statia Delaware HoldCo II, Inc., a Delaware corporation (the "SELLER"), TransMontaigne Terminaling Inc., an Arkansas corporation (the "PURCHASER"), and Statia Terminals International N.V., a Netherlands Antilles corporation ("STI").

                                R E C I T A L S:

         WHEREAS, the Seller is the legal owner of 1,000,000 shares of common stock, par value $0.01 per share (the "SHARES"), of Statia Terminals Southwest, Inc., a Texas corporation (the "COMPANY"), constituting all of the issued and outstanding shares of capital stock of all classes of the Company; and

         WHEREAS, Seller's parent company, STI, will dissolve or merge Seller into STI or another affiliated entity, after which Seller's corporate existence shall cease; and

         WHEREAS, STI has agreed to assume and guaranty the payment or performance of certain obligations of Seller referenced herein and is executing this Agreement solely for such limited purpose; and

         WHEREAS, the Seller desires to sell, and the Purchaser desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement; and

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

                                    AGREEMENT

                                     ARTICLE 1.
                                   DEFINITIONS

         1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

         "AFFILIATE": with respect to any person, means any other person which controls, is controlled by or is under common control with the former. The term "control" and correlative terms shall have the meanings ascribed to them in Rule 405 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "AGREEMENT": this Stock Purchase Agreement, including the exhibits and schedules attached thereto, as amended, modified or supplemented from time to time.
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         "APPLICABLE RATE": the corporate base rate of interest publicly announced from time to time by BankBoston, N.A.

         "BENEFIT PLANS": any employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, any employee welfare benefit plan (whether or not insured) as defined in Section 3(1) of ERISA, and each other plan, program, agreement, arrangement, policy, practice or understanding, whether or not subject to ERISA, that provides benefits for Continuing Employees and Former Employees and that is sponsored or maintained by the Company or its Affiliate.

         "CLOSING":  as defined in Section 2.5.

         "CLOSING DATE":  as defined in Section 2.5.

         "CODE":  the Internal Revenue Code of 1986, as amended.

         "CONFIDENTIALITY AGREEMENT": the Confidentiality Agreement dated December 8, 1997 between the Purchaser and the Seller.

         "CONTINUING EMPLOYEE": any person who is presently employed by the Company and whose employment is continued by the Purchaser immediately following the Closing Date, and shall include, where a Benefit Plan provides benefits for beneficiaries or dependents, the beneficiaries and dependents of a Continuing Employee.

         "EFFECTIVE DATE":  12:01 a.m. Eastern Daylight Time on July 1, 1998.

         "ENVIRONMENTAL LAWS": all Laws, as existing as of the Effective Date, relating to (a) the control of any pollutant or potential pollutant or protection of the air, water, land or the environment, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, or (c) exposure to hazardous, toxic, explosive, corrosive or other substances alleged to be harmful. "Environmental Laws" shall include, but not be limited to, the Clean Air Act, 42.U.S.C./section/ 7401 ET SEQ., the Resource Conservation Recovery Act, 42 U.S.C. /section/ 6901 ET SEQ., the Federal Water Pollution Control Act, 33 U.S.C./section/ 1251 ET SEQ., the Safe Drinking Water Act, 42 U.S.C. /section/ 300f ET SEQ., the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. /section/ 9601 ET SEQ.; the Toxic Substances Control Act, as amended; the Hazardous and Solid Waste Amendments Act of 1984, as amended; the Hazardous Materials Transportation Act, as amended; the Oil Pollution Act of 1990; any state laws implementing the foregoing federal laws; and any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance and closure of pits and impoundments.

         "ERISA": the Employee Retirement Income Security Act of 1974, as amended, and the

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rules and regulations promulgated thereunder.

         "EXISTING EMPLOYEES": as defined in Section 5.5(a).

         "FORMER EMPLOYEE": any person formerly employed by the Company prior to the Effective Date other than a Continuing Employee, and shall include, where a Benefit Plan provides benefits for beneficiaries or dependents, the beneficiaries and dependents of a Former Employee.

         "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

         "GOVERNMENTAL AUTHORITY": (i) the United States of America, (ii) any state, county, municipality or other governmental subdivision within the United States of America, and (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America.

         "GROUP HEALTH PLAN": a group health plan within the meaning of /section/ 5000(b)(1) of the Code.

         "LAW": any applicable statute, law, ordinance, regulation, rule, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any Governmental Authority.

         "LEASES": those certain real property leases and First Refusal by and between the Company and the Brownsville Navigation District of Cameron County, Texas dated May 17, 1993 (Contract No. 2790), as amended by Lease Amendment dated March 30, 1998 (Contract No. 2790 "A"); dated January 14, 1994 (Contract No. 2826); dated February 3, 1997 (Contract No. 3013), as amended and extended by letter agreement dated November 5, 1997; and dated March 24, 1998 (Contract No. 3067).

         "LIEN": any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

         "LOSSES": all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

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

         "MATERIAL ADVERSE EFFECT": any change or effect that, individually or when taken together with all other related changes or effects, would have an adverse effect of more than $100,000 on the financial condition, results of operations, business or prospects of the Company; provided, however, that Material Adverse Effect shall not include changes in general economic, industry or market conditions.

         "ORDER": any judgment, order or consent order or decree of any Governmental Authority.

         "PERMIT": any and all permits, licenses, authorizations, orders, certificates, registrations or other approvals granted by any federal, state, local or foreign Governmental Authority.

         "PERMITTED ENCUMBRANCES": the lien retained by the Brownsville Navigation District with respect to the Leases to secure the rent and obligations of the Company thereunder, covering the assets, including structures, fixtures, equipment and personal property of the Company located on the real property covered by the Leases.

         "REGULATION": any rule or regulation of any Governmental Authority.

         "TAX OR TAXES": any and all taxes, charges, fees, levies, assessments, duties or other amounts imposed by any Governmental Authority or any foreign or territorial governmental agency, including (x) income, franchise, profits, gross receipts, minimum alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, franchise, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, environmental, transfer and gains taxes, (y) customs, duties, imposts, charges, levies or other similar assessments of any kind, and
(z) interest, fines, penalties, assessments and additions to tax imposed with respect thereto or incurred in connection with any dispute thereof.

         "TAX RETURN": all reports, estimates, declarations of estimated tax, information statements and returns relating to or required to be filed with respect to any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

         1.2      OTHER DEFINITIONAL PROVISIONS.

         (a) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         (b) The meanings given to terms defined herein shall be equally applicable to both the

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

singular and plural forms of such terms.

                                   ARTICLE 2.
                         DELIVERY AND PAYMENT FOR SHARES

         2.1 PURCHASE AND SALE OF SHARES. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained herein, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Shares at the Closing referred to in Section 2.5 below. The Purchase Price for the Shares shall be paid as provided in Section 2.2.

         2.2 PURCHASE PRICE. The aggregate purchase price for all of the Shares shall be $6,500,000 (the "PURCHASE PRICE"), subject to adjustment as herein provided. At the Closing, and against delivery of certificates representing the Shares as provided in Section 2.3, the Purchaser shall pay to the Seller, by wire transfer of immediately available funds to such accounts as the Seller shall have designated in writing to the Purchaser prior to the Closing Date, an aggregate amount equal to the Purchase Price.

         2.3 DELIVERY OF SHARES. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser a certificate for the Shares, registered in the name of the Purchaser or such other name as the Purchaser may specify by notice to the Seller at least two (2) business days prior to the Closing, together with evidence of the cancellation of the certificate for the Shares previously registered in the name of the Seller.

         2.4 RETAINED ASSETS AND LIABILITIES. The Company shall dividend, assign and/or transfer to the Seller or its Affiliates, on or before the Closing Date, the following items:

                  (a) all cash or cash equivalents in the Company's bank accounts along with the bank accounts themselves;

                  (b) the Company's computer system, including all peripheral and related equipment as more particularly described in Schedule 2.4(b) and (i) all telephone pagers and cellular telephones and (ii) all personal computers (exclusive of those included with the software and equipment listed in Schedule 2.4(b) which are to remain with the Company);

                  (c) all insurance policies and rights thereunder including rights to any cancellation value before the Effective Date;

                  (d)  all rights in and to the trade name "Statia";

                  (e) all intercompany accounts in existence before the Effective Date; and

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

                  (f) all receivables, prepaid items, deposits and trade payables in existence before the Effective Date except for those items listed in Schedule 2.4(f) to be retained by the Company and/or to be transferred or assigned to the Purchaser for which the Seller shall be reimbursed.

It is the intent of the parties, pursuant to the foregoing, that at Closing the Company's assets shall consist primarily of plant, property and equipment. To the extent the Purchaser shall receive any assets related to trade receivables not transferred pursuant to Section 2.4(f), prepaid items or deposits or liabilities related to trade payables not transferred pursuant to Section 2.4(f) or accrued liabilities, including accrued but unused vacation entitlements attributed to the Continuing Employees, the same shall be quantified to the Effective Date, and the Purchase Price adjusted up or down, as the case may be, by a like amount and settled in accordance with the provisions of Section 5.15.

         2.5 CLOSING. Subject to the conditions of Article 6 hereof, unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 8.1, the closing (the "CLOSING") of the purchase and sale of the Shares shall take place at the offices of Brown, Parker & Leahy, L.L.P., 1200 Smith Street, Suite 3600, Houston, Texas 77002, at 9:00 a.m. on July 29, 1998, or at such other place, time and date as the parties may mutually agree. The date on which the Closing occurs is herein referred to as the "CLOSING DATE".

                                   ARTICLE 3.
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Purchaser that the following statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3), except as set forth in the disclosure schedules delivered by the Seller to the Purchaser:

         3.1 ORGANIZATION. The Seller is a corporation (a) duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has full power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.

         3.2 AUTHORITY; ENFORCEABILITY. The Seller has the power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby on the part of the Seller. The execution and delivery by the Seller of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing



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

and the performance of its obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action on the part of the Seller. No other proceedings on the part of the Seller are necessary to authorize the execution and delivery of this Agreement and the consummation by the Seller of the transactions contemplated hereby or the performance of its obligations hereunder. This Agreement has been duly executed and delivered by the Seller and (assuming due authorization, execution and delivery hereof by the other party hereto) constitutes (and as of the Closing Date, each document and instrument to be executed and delivered by the Seller hereunder, will constitute) a legal valid and binding obligation of the Seller enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws relating to or affecting creditors' rights generally and by general equity principles.

         3.3 NO VIOLATION. Except as set forth in SCHEDULE 3.3, the execution and delivery by the Seller of this Agreement or any instrument required hereby to be executed and delivered by Seller at Closing, do not, and the consummation by it of the transactions contemplated hereby and the performance by the Seller of the obligations which it is obligated to perform hereunder and thereunder, do not and at Closing will not (a) violate any provision of the corporate charter or bylaws or the articles or bylaws of the Company or of Seller, (b) violate, or result in the violation of, any provision of, or result in the termination of or the acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any Lien upon any of the Shares, pursuant to, any mortgage, lien, lease, franchise, license, permit, agreement or other instrument to which the Seller or the Company is a party, or by which the Seller or the Company is bound, and that could, in any such event, have a Material Adverse Effect, or (c) subject to the approvals required as set forth in Section 3.4, violate or conflict with any other restriction of any kind or character to which the Seller or the Company is subject which would prevent the consummation of the transactions contemplated hereby.

         3.4 APPROVALS. Except as set forth in Schedule 3.4, no filing, notification or registration with, no waiting period imposed by and no Order or Permit or approval of, or waiver or other action by, any Governmental Authority which has not been obtained or made is required under any Law, Regulation or Order applicable to Seller or the Company, (a) for or in connection with the execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by it at Closing by the Seller and the consummation by the Seller of the transactions contemplated hereby and the performance by the Seller of its obligations hereunder and thereunder, or (b) for the ongoing operations of the Company.

         3.5 CAPITAL STOCK. The entire authorized capital stock of the Company consists of 1,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, of which authorized capital stock there are 1,000,000 shares of common stock issued and outstanding as of the date hereof; and all such Shares are validly issued, fully paid and nonassessable. Except as set forth on SCHEDULE 3.5, the Seller owns all such issued and outstanding Shares free and clear of any Liens, and the Seller has, or at Closing will have, full



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

right, power and authority to sell, transfer, convey and deliver the Shares to the Purchaser, in accordance with the terms of this Agreement free and clear of any and all Liens and the Shares will be delivered to the Purchaser at Closing free and clear of any and all Liens except for any created by the Purchaser. There are no, and as of Closing, there shall be no outstanding obligations, warrants, options or other rights to subscribe for or purchase, or other plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, shares of stock of any class of the Company or any securities or other instruments convertible into or exchangeable for shares of stock of any class of the Company.

         3.6 ORGANIZATION AND QUALIFICATION OF THE COMPANY. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.

         3.7 FINANCIAL STATEMENTS. SCHEDULE 3.7 contains copies of the audited balance sheets of the Company as of December 31, 1995, December 31, 1996 and December 31, 1997 and the related statements of income and cash flows for each of the financial periods then ended (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements (including the notes thereto) present fairly the financial position and results of operations of the Company as of the dates and for the periods specified therein, and have been prepared in accordance with GAAP consistently applied.

         3.8 ABSENCE OF MATERIAL ADVERSE CHANGES OR EVENTS. Except as contemplated by this Agreement, since December 31, 1997, the Company has conducted its business in the ordinary course. Since the date of this Agreement and as of Closing, there shall have been no change, occurrence or circumstance in the current or future business, financial condition or results of operations of the Company having or likely to have, individually or in the aggregate, a Material Adverse Effect on the financial condition, results of operations or current or future business of the Company.

         3.9 LEGAL PROCEEDINGS. Except as set forth in SCHEDULE 3.9, there are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending or threatened against the Seller or the Company or any of their respective assets, at law or in equity, in, before or by any person or Governmental Authority that could affect the validity or enforceability of this Agreement, or the ability of the Seller to perform its obligations under this Agreement, or which, if determined adversely to the Company, would have a Material Adverse Effect, nor are there any Orders against or enjoining the Company in respect of, or the effect of which is to prohibit, restrict, or affect, any business practice or the acquisition of any property or the conduct of business in any area which will have a Material Adverse Effect.

         3.10 LIST OF PROPERTIES, CONTRACTS AND OTHER DATA. SCHEDULE 3.10 contains a list, complete and accurate in all material respects, setting forth as of a recent date identified in

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

SCHEDULE 3.10, the following:

                  (a) all the real property owned of record or beneficially by the Company, all real property leased by the Company as lessee or lessor and all personal property; and

                  (b) (i) all mortgages, indentures, loan agreements and other borrowing agreements to which the Company is a party as obligor, or to which it or any of their respective owned assets or properties is subject, which relate to indebtedness of the Company for borrowed money or to mortgaging, pledging or otherwise placing a lien on any of their respective assets; (ii) all guarantees and indemnification agreements given or entered into by the Company with respect to indebtedness for borrowed money or in support of obligations the principal obligor in respect of which is not the Company (other than letters of credit and other instruments entered into in the ordinary course of business); and
         (iii) except as set forth on any other schedule attached to this agreement, all other written contracts, leases, understandings or commitments involving the payment by or to the Company of more than $25,000 per annum with respect to any one contract or commitment or $50,000 per annum with respect to any related group of contracts or commitments.

         3.11 CONTRACTS. SCHEDULE 3.11 lists all current storage contracts and all other contracts and agreements related to the business of the Company (excluding the Leases) to which the Company is a party and all such contracts and agreements are in full force and effect, the Company has performed its obligations thereunder and each other party thereto has performed its obligations thereunder, other than any failure of a contract or agreement to be in full force and effect or any nonperformance thereof that, individually or in the aggregate, would not have a Material Adverse Effect.

         3.12 LEASES. The Company is not in violation of the terms of any Lease except any such violations that, individually or in the aggregate, would not have a Material Adverse Effect, all Leases are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of the business of the Company.

         3.13 CERTAIN TAX MATTERS.

                  (a) The Seller is not a "foreign person" within the meaning of
         Section 1445 of the Code.

                  (b) Except as set forth in SCHEDULE 3.13(b), (i) all Tax Returns required to be filed by or with respect to the Company on or before the Closing Date (including any extensions of time for filing thereof) have been or will be timely filed; (ii) all Taxes which have become or will become due with respect to the periods covered by each such Tax Return have been or will be timely paid in full; all Tax Items (as defined in Section

         5.7(a)) required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is, to the Seller's knowledge, true, correct and complete; (iii) there is no action, suit, proceeding, investigation, audit or claim now pending with respect to any Taxes of the Company; (iv) all withholding Tax requirements imposed on or with respect to the Company have been or will be satisfied in full in all respects on a timely basis; (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax;
         (vi) all Tax Returns with respect to federal income taxes of the Company for taxable years ending on or prior to the year specified in
         Schedule 3.13(b) have been examined and closed, or are Tax Returns with respect to which the applicable period for assessment, after giving effect to any and all extensions and waivers, has expired; (vii) there is no agreement or consent made under Section 341(f) of the Code affecting the Company; and (viii) there are no Liens for any Taxes on the assets of the Company, except for Taxes not yet due and payable.

                  (c) There is no claim against the Company for any Taxes, and no assessment, deficiency or adjustment, individually or in the aggregate, has been asserted or proposed with respect to any Tax Return that would have a Material Adverse Effect.

                  (d) The amount of the unpaid Taxes of the Company before the Effective Date will not exceed the amount, if any, of the accrued liability for such Taxes (excluding any deferred Taxes established to reflect timing differences between book and tax income) as stated on the balance sheet of the Company as of June 30, 1998.

                  (e) All amounts that the Company is obligated for under any tax sharing agreement or tax allocation agreement will have been paid as of the Closing.

                  (f) Except as disclosed on SCHEDULE 3.13(f), the Company is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes.

                  (g) The Seller and the Company are part of a selling consolidated group within the meaning of Treasury Regulation /section/ 1.338(h)(10)-1, the Seller owns all the stock of the Company, and there is nothing that would prevent the Seller or the Company from making a
         Section 338(h)(10) Election with respect to the Purchaser's acquisition of the stock of the Company as provided for in this Agreement.

                  3.14 COMPLIANCE WITH LAWS. The Company:

                  (a) is in compliance with all Laws, Regulations, reporting and licensing requirements, and Orders applicable to its business or employees conducting its business, the breach or violation of which, individually or in the aggregate, would have a Material

         Adverse Effect;

                  (b) has received no notification or communication from any Governmental Authority or the staff thereof (i) asserting that the Company is not in compliance with any of the Laws, Regulations or ordinances which such Governmental Authority enforces, which noncompliance, individually or in the aggregate, would have a Material Adverse Effect, or (ii) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, would have a Material Adverse Effect; and

                  (c) is not a party to any written Order, agreement or memorandum of understanding with, or a commitment letter or similar submission to, or a recipient of any extraordinary supervisory letter from, any Governmental Authority which restricts in any material respect the conduct of business of the Company; nor has the Company been advised by any such Governmental Authority that such Governmental Authority is contemplating issuing or requesting any such Order, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

         3.15 ENVIRONMENTAL LAWS. Except for matters that, individually or in the aggregate, would not have a Material Adverse Effect:

                  (a) the facilities and properties owned, leased or operated by the Company (the "PROPERTIES") and all operations and activities of the Company at the Properties are in compliance with all applicable Environmental Laws and there are no circumstances which would prevent continued compliance with all applicable Environmental Laws;

                  (b) the Company has not received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Company (the "BUSINESS"), nor does the Seller have knowledge that any such notice is being threatened;

                  (c) no judicial proceeding or governmental or administrative action exists or is pending or threatened, under any Environmental Law to which the Company is or will be named as a party with respect to the Properties or the Business, nor is there any Order under any Environmental Law with respect to the Properties or the Business;

                  (d) all Permits, if any, required to be obtained or filed by the Company under any Environmental Law in connection with the Business of the Company have been obtained or filed and are valid and currently in full force and effect;

                  (e) there has been no release or disposal of any hazardous substance, pollutant or contaminant into the environment by the Company in connection with its current or prior properties or operations which would have a Material Adverse Effect on the financial condition of the Company;

                  (f) the Seller and the Company have made available to the Purchaser all internal and external environmental audits, studies, correspondence and documents on environmental matters relating to the Company in the possession of the Company; and

                  (g) this Section 3.15 contains the sole and exclusive representations and warranties of the Seller with respect to any environmental, health or safety matters, including without limitation any arising under any Environmental Law.

         3.16 AFFILIATE TRANSACTIONS. Except as set forth in Schedule 3.16, there is no material transaction, and no material transaction is now proposed, to which the Company is or is to be a party in which any current director or officer or other Affiliate of the Company has a direct or indirect material interest.

         3.17 LABOR MATTERS.

                  (a) The Company has never been a party to a collective bargaining agreement or other labor union contracts and there is no collective bargaining agreement or other labor agreement to which the Company is a party or by which it is bound and no collective bargaining agreement is being negotiated by the Company.

                  (b) No labor union or organization has been certified or recognized as a representative of any employees of the Company. To the knowledge of the Company, there are no current or threatened labor disputes, organizational activities or demands for recognition by a labor organization seeking to represent employees of the Company, labor strike, material arbitration or material labor grievance or difficulty, and no such activities have occurred during the past 24 months. To the knowledge of the Seller, neither the Company nor any of its representatives or employees has committed any unfair labor practices in connection with the operation of the Business of the Company, and there is no pending or threatened charge or complaint against the Company by the National Labor Relations Board or any comparable state agency.

                  (c) Except as set forth in SCHEDULE 3.17(c), the Company is not a party to any oral or written agreement, plan or arrangement with any officer, director or employee of the Company (i) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (ii) requiring severance benefits or other benefits after the termination of employment regardless of the reason for such termination of employment, or (iii) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transaction contemplated by this Agreement.

         3.18 INSURANCE. SCHEDULE 3.18 sets forth all insurance policies held by or on behalf of the Company. All Properties and operations of the Company are insured for its respective benefit, in such amounts and against such risks customarily insured against by persons operating similar properties or conducting similar operations under policies issued by insurers of recognized responsibility. All such policies are in full force and effect and all premiums due thereon have been paid. The Seller is not aware of any pending or threatened termination or cancellation or coverage limitation or reduction with respect to any policy.

         3.19 PUBLIC UTILITY HOLDING COMPANY ACT; OTHER REGULATIONS. The Company is not a "holding company" or a "public utility company" as such terms are defined in the Public Utility Holding Company Act of 1935 and the rules and regulations thereunder and therefore is not subject to regulation under the Holding Company Act, the Federal Power Act or any foreign, federal or local Law or Regulation limiting its ability to incur indebtedness for money borrowed or guarantee such indebtedness.

         3.20 MINUTE BOOKS; STOCK REGISTER. The copies of minute books and stock registers of the Company which have been made available to the Purchaser for review constitute all of the Company's minute books and stock registers and contain a complete and accurate record of all resolutions and formal actions of the Company's stockholders and directors (and any committees thereof), in each case, in their respective capacities as such, and accurately reflect all transfers and cancellations of stock certificates representing the Shares.

         3.21 BENEFIT PLANS.

                  (a) Each Benefit Plan is listed in SCHEDULE 3.21(a). At or prior to the Closing, true and correct copies of each of the following have been or will be made available to the Purchaser: (i) the most recent annual report (Form 5500), if filed, relating to each Benefit Plan filed with the Internal Revenue Service, (ii) each such Benefit Plan and all amendments thereto, (iii) the trust agreement, if any, relating to each such Benefit Plan, (iv) the most recent summary plan description for each such Benefit Plan for which a summary plan description is required by ERISA, (v) the most recent actuarial report or valuation relating to each such Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any such Benefit Plan qualified under Section 401 of the Code.

                  (b) With respect to the Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company could be subject to any liability under the terms of such Benefit Plans, ERISA, the Code or any other applicable Law, other than any condition or set of circumstances that, individually or in the aggregate, would not have a Material Adverse Effect.

                  (c) There are no actions, suits or claims pending (other than routine claims for benefits) or threatened against, or with respect to, any of the Benefit Plans or their assets or any Benefit Plan sponsor or any member of any Benefit Plan sponsor's ERISA Group. ERISA Group means a controlled or affiliated group within the meaning of Section 414 of the Code of which the Benefit Plan sponsor is a member.

                  (d) All contributions required to be made to the Benefit Plans pursuant to their terms and provisions have been made timely.

                  (e) Except as set forth in SCHEDULE 3.21(e), the Company is not a party to or bound by any employment agreements, severance agreements, programs or policies. True and correct copies of (i) all vacation, overtime and other compensation policies of the Company relating to the Existing Employees, (ii) all plans, policies or arrangements providing for severance or other termination pay for any Existing Employee of the Company, and (iii) true and correct copies of all employee handbooks, policies or guidelines, as amended, have been made available to the Purchaser. Except as listed in SCHEDULE 3.21(e), there are no agreements with consultants of the Company obligating the Company to make any cash payments.

         3.22 INTERCOMPANY TRANSACTIONS. Since December 31, 1997, all intercompany transactions between the Company, on the one hand, and the Seller and its Affiliates (other than the Company), on the other, including interest, administrative and overhead services, have been made on terms substantially consistent with, and accounted for by the Company consistent with, transactions of a similar nature occurring during the periods reflected in the Financial Statements; and all such transactions for the periods covered by the Financial Statements are accurately and completely reflected therein.

         3.23 INFORMATION SUPPLIED. Without limiting any of the representations and warranties contained herein, no representation or warranty of the Seller and no statement by the Seller or the Company or other information delivered by the Seller or the Company to the Purchaser (including any document incorporated therein by reference) since the date of the Confidentiality Agreement, as of the date of such representation, warranty, statement or document, contains or contained any untrue statement of material fact, or, at the date thereof, omits or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or were made, not misleading.

         3.24 BROKERAGE AGREEMENTS. The Seller represents and warrants that, except for Aegis Energy Advisors Corp. and its sub-agent, Ernst Young Wright Killen (for whose fees and expenses the Seller is solely responsible and against whose fees and expenses the Seller hereby indemnifies the Purchaser), no person is entitled to any brokerage or finder's fee, financial advisory fee or other payment from the Seller or any of its Affiliates based on agreements, arrangements or undertakings made by the Seller in connection with the transactions contemplated hereby.

                                   ARTICLE 4.
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Seller that the following statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4):

         4.1 ORGANIZATION. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arkansas.

         4.2 AUTHORITY; ENFORCEABILITY. The Purchaser has all requisite power and authority to enter into this Agreement and each instrument required hereby to be executed and delivered by it at Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby. The execution and delivery by the Purchaser of this Agreement and each instrument required hereby to be executed and delivered by it at Closing, to perform its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery hereof by the other party hereto) constitutes (and as of the Closing Date each document and instrument to be executed and delivered by the Purchaser hereunder will constitute) a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws relating to or affecting creditors rights generally and by general equity principles.

         4.3 NO VIOLATION. Except as set forth in SCHEDULE 4.3, the execution and delivery by the Purchaser of this Agreement or any instrument required hereby to be executed and delivered by Purchaser at Closing, do not, and the consummation by it of the transactions contemplated hereby and the performance by the Purchaser of the obligations which it is obligated to perform hereunder and thereunder do not and at Closing will not (a) violate any provision of the corporate charter or bylaws or the articles or bylaws of the Purchaser, (b) violate, or result in the violation of, any provision of, or result in the termination of or the acceleration of, or entitle any party to accelerate any obligation or indebtedness under any mortgage, lien, lease, franchise, license, permit, agreement or other instrument to which the Purchaser is a party, or by which the Purchaser is bound, and that could, in any such event, have a Material Adverse Effect, or (c) subject to the approvals required as set forth in Section 4.4, violate or conflict with any other restriction of any kind or character to which the Purchaser is subject which would prevent the consummation of the transactions contemplated hereby.

         4.4 APPROVALS. Except as set forth in SCHEDULE 4.4, no consent, authorization, order or approval of, or filing or registration with, any Governmental Authority which has not been obtained or made is required for or in connection with the execution and delivery of this Agreement or any instrument required hereby to be executed and delivered by it at Closing by the Purchaser, and the consummation by it of the transactions contemplated hereby and the performance by it of its obligations hereunder.

         4.5 FINANCING. The Purchaser has available internal funds that are otherwise uncommitted and funds that can be acquired through borrowings from nationally recognized financial institutions, and such funds are, in the aggregate, sufficient to enable the Purchaser to pay the Purchase Price of the Shares in full, together with all costs and expenses related thereto, and otherwise to perform its obligations under this Agreement.

         4.6 INVESTMENT PURPOSE. The Purchaser is acquiring the Shares for its own account, for investment, and not with a view to, or for offer or resale in connection with, a distribution of any of the Shares or any beneficial interest in the Shares within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder or distribution thereof in violation of any applicable securities laws. None of the Shares may be offered for sale, sold or otherwise transferred unless they are registered or otherwise qualified under federal and any applicable state securities laws or unless an exemption from such registration or qualification is available.

         4.7 INVESTIGATION AND EVALUATION; NO IMPLIED REPRESENTATION.

                  (a) The Purchaser acknowledges that the Purchaser is experienced in the operation of the type of Business conducted by the Company, the Purchaser and its directors, officers, attorneys, accountants and advisors until Closing, will be given and will have had the opportunity to conduct a due diligence investigation of the Company, its Properties and Business, including without limitation (i) an examination of to the full extent deemed necessary and desirable by the Purchaser all relevant and on-going non-financial books, records and other information with respect to the Company and its Properties and Business, (ii) an environmental assessment of the Company's Properties, including review of prior environmental assessments and related materials made available to the Purchaser by the Seller, and
         (iii) an on-site operational assessment of the Company's tanks, equipment, structures and related personal property. The Purchaser has taken full responsibility for determining the scope of its investigations of the Company and its Properties and Business, and for the manner in which such investigations have been conducted, and prior to Closing shall have examined the Company, its assets, its method of doing business and its accounting procedure to the Purchaser's full satisfaction and completed its due diligence investigation with results satisfactory to Purchaser. The

         Purchaser is fully capable of evaluating the adequacy and accuracy of the information and material obtained by the Purchaser in the course of such investigation. The Seller is not making any representations or warranties other than those expressly set forth in Article 3 in respect of the Company or any of its assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

                  (b) It is understood that any estimates, projections or other predictions contained or referred to in any Exhibit or Schedule hereto or which otherwise have been provided to the Purchaser are not and shall not be deemed to be representations or warranties of the Seller. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other predictions, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other predictions so furnished to it, and that the Purchaser shall have no claim against anyone with respect thereto. The Purchaser hereby acknowledges and agrees that, except to the extent specifically set forth in this Agreement, the Purchaser is purchasing the Shares on an "as-is, where-is" basis.

         4.8 LITIGATION. There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending, or threatened, against the Purchaser or any of its assets, at law or in equity, in, before or by any Governmental Authority that would affect the validity or enforceability of this Agreement or the ability of the Purchaser to perform its obligations under this Agreement.

         4.9 BROKERAGE AGREEMENTS. The Purchaser represents and warrants that, except for Herman Luffman, the Purchaser's outside independent consultant (for whose fees and expenses the Purchaser is solely responsible and against whose fees and expenses the Purchaser hereby indemnifies the Seller), no person is entitled to any brokerage or finder's fee, financial advisory fee or other payment from the Purchaser or any of its Affiliates based on agreements, arrangements or undertakings made by the Purchaser in connection with the transactions contemplated hereby.

                                   ARTICLE 5.
                                   COVENANTS

         5.1 CONDUCT OF BUSINESS. During the period from the date hereof to the Closing Date, without the prior written consent of the Purchaser or except as contemplated by this Agreement, the Seller agrees:

                  (a) to cause the Business of the Company to be operated in the ordinary course of business consistent with past practice;

                  (b) to cause the Company to maintain and keep the Properties and structures and equipment located thereon the loss of which, individually or in the aggregate, would have a Material Adverse Effect, in as good repair and condition as on the date of this Agreement, ordinary wear and tear excepted, and to maintain supplies and inventories in quantities consistent with the Company's past business practices;

                  (c) to cause the Company to use all commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that set forth in SCHEDULE 3.18;

                  (d) to cause the Company not to permit changes to be made in the corporate charter or bylaws or other constituent documents of the Company;

                  (e) except as previously disclosed to the Purchaser, to cause the Company to not (i) increase the compensation payable or to become payable by the Company to any officer, employee or agent shall be made, and (ii) make or agree to make any bonus or retirement or similar benefit or arrangement;

                  (f) to cause the Company not to permit any expenditure in respect of the purchase or other acquisition of fixed or capital assets to be made, except for any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations or otherwise listed on SCHEDULE 5.16;

                  (g) to cause the Company, to the extent reasonably practicable, (i) to cause the business organization, rights and franchises of the Company to remain intact and to keep available to the Purchaser the opportunity to retain the services of the present employees of the Company and (ii) to cause the goodwill of the customers and suppliers of the Company and others having business relations with the Company to be preserved;

                  (h) to cause the Company to comply in all material respects with all applicable Laws, Regulations and Orders;

                  (i) except as contemplated in Section 2.4 and as otherwise set forth in SCHEDULE 5.1(i), to cause the Company not to (i) declare or pay any dividend on or make any other distribution in respect of the Shares, (ii) sell, lease, encumber, transfer or dispose of any of its Properties or assets, otherwise than in the ordinary course of business consistent with past practice, or (iii) issue any shares of capital stock or any rights to purchase or receive any shares of capital stock;

                  (j) in the event the Company seeks to enter into any new contracts with its customers subsequent to the date of this Agreement, to notify the Purchaser in writing of any such proposed new contract, and to cause the Company not to enter into any such new contract without the written consent of the Purchaser; provided, however, that if the Purchaser has not provided the Seller with such written consent or written objection to such consent within two (2) business days following notice thereof, the Purchaser shall be deemed to have consented to any such new contract;

                  (k) to cause the Company not to, from the date hereof to the Closing Date (i) enter into, modify or extend any existing employment or severance agreements in respect of the Existing Employees, (ii) modify the annual compensation or hourly rates of the Existing Employees as listed in Schedule 5.5(a); or (iii) change or modify, or permit to be changed or modified, any Benefit Plan provisions or coverages relating to the Existing Employees;

                  (l) to cause the Company not to agree in writing or otherwise to do any of the foregoing; and

                  (m) except as set forth in SCHEDULE 3.16, to cause the Company not to enter into any transaction with the Seller or any Affiliate of the Seller, other than in the ordinary course of business.

         5.2 INVESTIGATION. Prior to the Closing Date, the Purchaser may make or cause to be made, such additional due diligence investigation of the Business and Properties of the Company and its financial, environmental, operational and legal condition as the Purchaser deems necessary or advisable to further familiarize itself therewith, provided that such investigation shall not interfere with normal operations of the Company. The Seller agrees to permit the Purchaser and its accountants, counsel and other representatives to have, during the period from the date of this Agreement to the Closing Date, access to the premises, books and records of the Company that relate to its business during its normal business hours and upon reasonable notice. The Seller shall furnish the Purchaser with such financial, environmental and operating data and other information with respect to the Business and Properties of the Company as the Purchaser shall from time to time reasonably request. Any information regarding the Company heretofore obtained from the Seller or the Company by the Purchaser or its representatives or hereafter obtained from the Seller or the Company by the Purchaser or its representatives shall be subject to the terms of the Confidentiality Agreement and such information shall be held by the Purchaser and its representatives in accordance with the terms of such Confidentiality Agreement.

         5.3 EFFORTS; TAKING OF NECESSARY ACTION. Each of the parties hereto agrees to use all commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Laws and Regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Purchaser agrees to promptly prepare and file all applications and other notices required in connection with, and to use all commercially reasonable efforts to obtain promptly, the regulatory approvals described in
SCHEDULE 4.4 and any other consent, approval or other action by, or notice to or registration or filing with, any Governmental Authority required or necessary to be made, obtained or complied with, as the case may be, by the Purchaser in connection with the performance of this Agreement by the Purchaser or the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, such regulatory approvals, consents or other approvals shall be in form reasonably satisfactory to Purchaser. To the extent that any application filed in connection with obtaining any such approval contains any significant information relating to the Seller or the Company, prior to submitting such application to any Governmental Authority, the Purchaser will permit the Seller to review such information and will consider in good faith the suggestions of the Seller with respect thereto. The Seller shall have the right to approve any such information that relates to the Seller or the Company provided that such approval shall not be unreasonably withheld.

         5.4 EXPENSES. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall, except as otherwise provided herein, be paid by the party incurring such expenses.

         5.5 EMPLOYEES; BENEFIT PLANS.

                  (a) Contained in SCHEDULE 5.5(a) attached hereto is a confidential schedule setting forth the name, date of hire, annual compensation or hourly rates (including any currently taxable profit sharing, bonus or other form of compensation) as of the Effective Date of all current employees of the Company (the "EXISTING EMPLOYEES"). Subsequent to the execution of this Agreement and in order to enable the Purchaser to assess the qualifications of each of the Existing Employees, the Seller shall provide the Purchaser with an opportunity to confer with the Company's terminal manager as well as to meet each of the Existing Employees. As soon as is reasonably practicable, and in any event on or before the Closing Date, the Purchaser shall advise the Seller of the name or positions of any Existing Employees (other than Messrs. Challenger and Narro) up to a maximum of eight (8) whose employment with the Company the Purchaser intends, within 45 days after the Closing Date, to discontinue. For the purposes of this Agreement, any such Existing Employee or Employees whose employment with the Company the Purchaser intends to discontinue and has so advised the Seller as provided above shall be considered to be a "DISCONTINUED EMPLOYEE". All Continuing Employees shall be employed on an "at will" basis and their compensation arrangement shall not be less than each such Continuing Employee's compensation as of June 30, 1998 and their compensation shall not be decreased prior to the first anniversary of the Closing Date; provided, however, that the rate of compensation of any such Continuing Employee may be decreased if such decrease is imposed for disciplinary purposes in accordance with the Purchaser's established practice in a manner which is not arbitrary, capricious or discriminatory. The Purchaser agrees to grant all Continuing Employees credit for purposes of eligibility and vesting under the Purchaser's Benefit Plans for their years of service with the Company or any of its Affiliates prior to the Closing Date.

                  (b) On or before the Closing Date, but with effect as of June 30, 1998, the Seller shall take such action as is necessary to terminate or to cause the Company to terminate its participation in all Benefit Plans, practices and arrangements sponsored by the Seller or any of its Affiliates and in which the Existing Employees of the Company participate. Except as expressly retained by the Seller in this
         Section 5.5, from and after the Effective Date the Purchaser will assume and be solely responsible for all obligations and liabilities relating to (i) the employment or termination of employment of any Continuing Employee, including without limitation liability for severance benefits for Continuing Employees other than for severance benefits retained by the Seller in Section 5.5(c), (ii) the termination of employment of Discontinued Employees including without limitation any liability of the Seller or its Affiliates for any claims, judgments, costs, expenses or attorney's fees arising out of such termination other than for any severance benefits retained by the Seller in Section 5.5(c) and (iii) the termination of employment of any Existing Employee who, although he or she was not designated as a Discontinued Employee and was intended to be a Continuing Employee, either fails a drug screening test administered during the course of implementation of the Purchaser's drug policy, or otherwise violates the conditions of the Purchaser's drug policy.

                  (c) In respect of Former Employees and Discontinued Employees and except as provided in Section 5.5(b)(ii), the Seller will retain all liabilities and obligations relating to such Employees and will promptly reimburse the Purchaser for or receive from the Purchaser, as the case may be, all obligations and liabilities, if any, for (i) any earned and unpaid vacation time to the Effective Date for Continuing Employees and Discontinued Employees, (ii) severance benefits delineated in SCHEDULE 3.21(e) which are payable through the Company under a plan or policy of the Seller or any of the Seller's Affiliates adopted for the benefit of Discontinued Employees, (iii) any obligations arising under any employment or other similar agreements with respect to any Former Employees and Messrs. Challenger and Narro,
         (iv) benefits accrued or expense or liability incurred to the Effective Date under any Benefit Plan, (v) continuation coverage required by Code /section/ 4980B(f) under the Company's Group Health Plans with respect to any Former Employee, (vi) retiree medical benefits under any Benefit Plan, determined without regard to any modifications to such benefits by the Purchaser on or after the

         Closing Date and (vii) any and all obligations or benefits arising from any Benefit Plan, any plan or policy of the Company to any Former Employees and any obligations of the Company arising under any agreement with respect to all Former Employees. If a Former Employee or Discontinued Employee, as the case may be, is rehired by the Purchaser or any Affiliate of the Purchaser within eighteen (18) months following the date of such termination (and is not again terminated within the 12-month period beginning on the Effective Date), the Purchaser will reimburse the Seller for any obligations or liabilities incurred by the Seller with respect to such Former Employee or Discontinued Employee under clause (ii) or (iii) of this Section 5.5(c). The Purchaser will promptly notify the Seller if a Former Employee or Discontinued Employee is rehired as described in the preceding sentence, and will pay any required reimbursement within thirty (30) days after the amount of the obligation or liability is determined. The obligations under clauses (i), (ii) and (iii) of this Section 5.5(c) will be paid through the Purchaser's or the Company's payroll, as the case may be. The Seller will reimburse the Purchaser within ten (10) days after notification of such payment of the obligations referred to in clauses
         (i) and (ii) of this Section 5.5(c), and the Seller will provide, upon notice from the Purchaser, the funds necessary to pay the obligations referred to in clause (iii) of this Section 5.5(c).

                  (d) The first pay period on or after the Closing Date, the Purchaser shall take all action necessary and appropriate to extend eligibility for coverage under the TransMontaigne Oil Company Savings and Profit Sharing Plan (the "PURCHASER SAVINGS PLAN") to the Continuing Employees. The Continuing Employees shall be credited with service under the Purchaser Savings Plan for purposes of eligibility and vesting with the service credited to them under the terms of the Statia Thrift Plan or which they would have been credited had they participated therein. In all other respects, the Continuing Employees shall participate in the Purchaser Savings Plan according to the terms and conditions of the Purchaser Savings Plan as in effect from time to time.

                  (e) For calendar year 1998, all vacation entitlement for Continuing Employees shall be determined in accordance with the Seller's or its Affiliates vacation policy as extended to the Company, and any Continuing Employee with accrued but unused vacation entitlement as of the Closing Date must schedule and take such vacation in accordance with the Purchaser's vacation policy. Liability for the cost of any unused vacation entitlement of a Continuing Employee (to the extent such entitlement differs from the Purchaser's existing vacation policy) shall be calculated to the Effective Date and accounted for and reconciled under the provisions of Section 5.15. Commencing January 1, 1999, the Continuing Employees shall accrue and be entitled to vacation pursuant to the Purchaser's vacation policy, as in effect from time to time, giving credit for their years of service with the Company or any of its Affiliates.

                  (f) The Seller shall be solely responsible for compliance with the health care continuation requirements of Code /section/ 4980B and Part 6 of Title I of ERISA (referred to as "COBRA") with respect to all Former Employees of the Company who incurred a qualifying event (within the meaning of Code /section/ 4980B(f)(3) and ERISA /section/ 603) prior to the Effective Date. The Seller shall be solely responsible for compliance with COBRA with respect to all Former Employees who had elected COBRA continuation coverage prior to the Closing. The Purchaser shall be solely responsible for compliance with COBRA with respect to all Continuing Employees who participate in the Purchaser's Group Health Plan after the Closing, and who, or whose beneficiaries, experience a qualifying event from and after the Closing Date.

                  (g) The Purchaser will waive, or will cause the Company to waive, any preexisting condition limitations applicable to Continuing Employees under any Group Health Plan of the Seller or its Affiliates as extended to the Company; provided, however, that if a Continuing Employee's condition is a condition which is currently not covered under the Purchaser's Group Health Plan, such condition shall not be so waived and the Purchaser shall have no obligation or liability therefor. In addition, the Purchaser will take all action necessary to ensure that Continuing Employees are given full credit for all co-payments and deductibles incurred by such Continuing Employees under the Seller's Group Health Plan for the 1998 plan year.

                  (h) The Seller shall discharge all liabilities for claims for workers compensation benefits for Continuing Employees arising out of occurrences prior to the Effective Date. The Purchaser shall discharge all liabilities for claims for workers compensation benefits for Continuing Employees arising out of occurrences on or after the Effective Date.

                  (i) The actions taken by Seller in subsection (a) above with respect to the Existing Employees shall be deemed a "qualifying event" with respect to all Existing Employees participating in the Statia Terminals 401(k) Plan (the "STATIA THRIFT PLAN") and Seller shall provide each such participant with a letter advising that a qualifying event has occurred and advising such participant of their distribution election to (a) take a cash distribution, (b) rollover their vested account balance into an individual retirement account, (c) rollover their vested account balance to the Purchaser's Savings Plan, or (d) if applicable, leave their vested account balance in the Statia Thrift Plan. Further, Seller shall effect a partial plan termination of the Statia Thrift Plan, if applicable under the circumstances, and take such actions as may be necessary or required as a result thereof with respect to each participant's account balance and the vesting thereof.

                  (j) Except as expressly provided herein, the Company shall provide to Continuing Employees after the Closing only those benefits that are expressly provided to be furnished by the Purchaser after the Closing in this Section 5.5 and no provision of this Agreement shall restrict the Purchaser from amending any of its Benefit Plans after the

         Closing Date.

         5.6 TERMINATION OF SELLER SERVICES. All contracts, agreements, commitments or other arrangements, whether written or oral, and whether express or implied, including without limitation that certain Intercompany Services Agreement dated effective January 1, 1998, pursuant to which the Seller or any of its Affiliates provides legal, financial, accounting, insurance, communications, computer or other corporate support services to the Company shall be terminated prior to the Effective Date. The Purchaser shall execute and deliver to the Seller, at the Seller's request, documents (in form reasonably acceptable to the Purchaser) necessary or desirable to release the Seller and any such Affiliate from any obligations with respect to such terminated contracts, agreements, commitments and arrangements and to otherwise confirm such termination.

         5.7 TAXES; OPERATIONS BEFORE OR AFTER CLOSING DATE. The Seller shall be liable for any and all Taxes applicable to the Company's operations with respect to all periods occurring before the Effective Date as follows:

                  (a) With respect to each Tax Return covering any taxable period of the Company which ends before the Effective Date, that is required to be filed from and after the Effective Date, the Seller shall timely prepare, or shall cause such Tax Return to be timely prepared and shall cause to be included in such Tax Return all items of income, gain, loss, deductions, credits, estimates, withholding amounts information or other items (collectively, the "TAX ITEMS") required to be included therein (which shall include any Tax Items resulting from the Section 338(h)(10) Election, any deferred intercompany gain and any excess loss account) and shall file or cause to be filed, any and all Tax Returns that are required and due to be filed with respect to such taxable period, and to timely pay, or cause to be timely paid, any and all Taxes (including any interest and penalties thereon) due with respect to such Tax Returns. The Purchaser shall (i) provide, or cause to be provided to the Seller, any data, reports, copies of prior Tax Returns or other information, (ii) make available to the Seller such personnel of the Purchaser or the Company, and (iii) cooperate and cause the Company to cooperate with the Seller in order to enable the Seller to fulfill its obligations under the preceding sentence. Any Taxes (including any interest and penalties thereon) reflected in such Tax Returns which were not actually paid by the Company or the Seller prior to the Effective Date and related to any time period prior to the Effective Date shall be timely paid by the Seller directly to the appropriate Governmental Authority. The Seller shall deliver a copy of such Tax Return to the Purchaser when filed. The Seller shall timely file such Tax Return with the appropriate Governmental Authority and pay the amount of Taxes shown to be due on such Tax Return.

                  (b) With respect to the taxable period of the Company commencing on January 1, 1998 and ending on June 30, 1998, the Seller shall timely prepare and file, or shall cause to be timely prepared and filed, with the appropriate Governmental Authority, any and all Tax Returns that are required and due to be filed with respect to such taxable period. The Seller shall pay, or cause to be paid (i) all Taxes (including any interest and penalties thereon) due with respect to such Tax Returns attributable to such taxable period and (ii) all Taxes due with respect to Tax Returns filed by the Purchaser after June 30, 1998 which are attributable to such taxable period. The Purchaser shall timely prepare and file, or shall cause to be timely prepared and filed, with the appropriate Governmental Authority, any and all Tax Returns that are required and due to be filed after June 30, 1998 with respect to the taxable period commencing on January 1, 1998 and ending on December 31, 1998 or commencing on July 1, 1998 (the commencement date of the Purchaser's fiscal year), and to pay, or cause to be paid, the Purchaser's applicable portion of such Taxes (including any interest and penalties thereon) due with respect to such Tax Returns. The Seller shall (i) provide, or cause to be provided to the Purchaser, any data, reports, copies of prior Tax Returns or other information, (ii) make available to the Purchaser such personnel of the Seller, and (iii) cooperate and cause the Seller to cooperate with the Purchaser in order to enable the Purchaser to fulfill its obligations under the preceding sentence. As to the Purchaser's preparation and filing of any such Tax Returns applicable to the taxable period covering the Seller's ownership of the Company, at least twenty (20) days prior to the due date thereof, the Purchaser will deliver to the Seller the completed Tax Return and any required schedules thereto. Provided that the information on the Tax Return is, in the reasonable determination of the Seller, correct and complete in all material respects, the Seller will so advise the Purchaser, failing which the Seller shall be deemed to have approved such Tax Return as so submitted. If any changes or supplements are required to any Tax Return, the Seller and the Purchaser will promptly agree upon and make such changes.

                  (c) The Seller shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state in which the Seller files consolidated, combined or unitary income Tax Returns) of the Seller and its consolidated Affiliates for all periods ending on or before or which include the period ending June 30, 1998, all Tax Items of the Company which are required to be included therein (which shall include any Tax Items resulting from the Section 338(h)(10) Election, any deferred intercompany gain and any excess loss account), shall file timely all such Tax Returns with the appropriate Governmental Authorities and shall pay timely all Taxes due with respect to the periods covered by such Tax Returns.

                  (d) Prior to the Effective Date, the Seller paid estimated Taxes covering periods before the Effective Date. The Purchaser will pay, or will cause to be paid, to the Seller any and all overpayments of estimated Taxes or refunds of Taxes (including any interest and penalties thereon) received by the Purchaser, or any Affiliate of Purchaser, after the Closing Date and attributable to Taxes (including any interest and penalties thereon) previously paid to any appropriate Governmental Authority by either the Seller or the Company (or any predecessor or Affiliate of the Seller or the Company) with respect to all taxable periods ending before the Effective Date. Such payment will be made by check to the Seller within three (3) business days after the Purchaser's receipt of any such Tax overpayment or refund (including any interest and penalties thereon) from the appropriate Governmental Authority.

                  (e) In the event of a proposed adjustment by any appropriate Governmental Authority to increase any Taxes incurred (including any interest and penalties thereon) by the Company for any taxable period ending before the Effective Date and for which the Seller or the Company previously filed the related Tax Return, the Purchaser will promptly notify the Seller of such proposed adjustment, and the Seller, if it so elects, and at its own expense, may contest such adjustment with the appropriate Governmental Authority on behalf of the Company; provided, a delay or failure to so notify the Seller shall not relieve the Seller of any liability pursuant to this Section 5.8(d) unless such delay or failure causes the Seller to lose the right to assert a reasonable defense to such claim or adjustment.

                  5.8 SECTION 338(h)(10) ELECTION.

                  (a) Both the Purchaser and the Seller are eligible to and shall make a timely and effective election under Section 338(g) of the Code with respect to the purchase and sale of the Shares. Further, both the Seller and the Purchaser are eligible to and shall make or shall cause to be made a timely and effective election under Section 338(h)(10) of the Code (the "SECTION 338(h)(10) ELECTION"). The Purchaser and the Seller agree that neither of them will take, or permit any of their Affiliates to take, any action to modify or revoke such elections without the express consent of the other.

                  (b) Not later than November 1, 1998, the Seller will deliver to the Purchaser a completed Internal Revenue Service Form 8023, and the required schedules thereto ("FORM 8023"), providing for the Section 338(h)(10) Election. Provided that the information on Form 8023 is, in the reasonable determination of the Purchaser, correct and complete in all material respects, the Purchaser will, within fifteen (15) days thereafter, execute and redeliver such Form 8023 to the Seller. If any changes or supplements are required to Form 8023, the Seller and the Purchaser will promptly agree upon and make such changes. The Seller and the Purchaser will each timely file Form 8023, and any required supplements thereto, and will provide assurance to each other that they have done so.

                  (c) The Seller shall pay any Tax (including any liability of the Company) for any Tax resulting from the application to the Seller of Treasury Regulation /section/ 1.338(h)(10)) attributable to the making of the Section 338(h)(10) Election and, in accordance with the provisions of Section 7.2(b), will indemnify the Purchaser and the

         Company against any loss or damage arising out of any failure to pay such Taxes. Seller shall also pay any state, local or foreign Taxes (and indemnify the Purchaser and the Company against any loss or damage arising out of any failure to pay such Taxes) attributable to an election under state, local or foreign law similar to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the Shares and any such election shall be included within the term "Section 338(h)(10) Election" for purposes of this Agreement.

         5.9 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and Regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party to this Agreement shall cause its proper officers and/or directors to take all such necessary action.

         5.10 POST-CLOSING COOPERATION. After the Closing, the Seller and the Purchaser shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with the preparation or audit of any Tax Return or report, refund claims and Tax claims or litigation in respect of the Company or its activities and the parties agree that all reasonable requests for cooperation shall be honored. Additionally, the parties acknowledge that, pursuant to the terms of a customer's storage and throughput agreement for the handling and storing of Product Inventory (as defined in Section 5.18(a)), the Company holds a Lien in a customer's Product Inventory in order to secure payment of such customer's accounts or other financial obligations owing to the Company. Should any account retained by the Seller under the provisions of
Section 2.4 hereof not be paid when due and the Seller so notifies the Purchaser, then the Purchaser or the Company, as the case may be, shall cooperate with the Seller so as to enable the Seller to realize or otherwise take full legal advantage of such Lien held by the Company against such delinquent customer's Product Inventory at any time stored with Company.

         5.11 PRESERVATION OF RECORDS AND ACCESS.

                  (a) The Seller shall deliver to the Purchaser all material information, books and records relating to the Company within the possession of the Seller's Affiliates (including work papers and correspondence with Tax authorities) provided, however, that as to books and records, the Seller need only deliver such books and records relating to all years open under any applicable statute of limitation.

                  (b) From and after the Closing, the Purchaser shall grant to the Seller or any of its Affiliates (or its designees) access at all reasonable times to all of the information, books and records relating to the Company within the possession of the Purchaser (including work papers and correspondence with taxing authorities), and shall afford to the Seller (or its designees) the right (at the Seller's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Seller (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, to fulfill an obligation to any Governmental Authority imposed by Law, Regulation or Order and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement or otherwise.

                  (c) From and after the Closing, each of the parties hereto shall preserve and retain all schedules, work papers and other documents relating to any Tax Returns of or with respect to the Company or to any claims, audits or other proceedings affecting the Company until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

                  (d) Notwithstanding the foregoing provisions of this Section, neither party hereto shall be required to grant or cause to be granted to the other access to information, books and records or to furnish extracts or copies thereof if such information, books and records also include information regarding such party or any of its Affiliates. In such circumstances, such party shall either (i) provide accurate detailed summaries of the information contained therein or (ii), in providing extracts or copies thereof, redact the information relating to such party or its Affiliates.

                  (e) The information received by a party pursuant to this Section shall be treated as if it were "Information" (as defined in the Confidentiality Agreement), and the receiving party hereunder were the receiving party under the Confidentiality Agreement.

         5.12 OTHER LIABILITIES. Except for those liabilities assumed by the Purchaser in Section 5.5(b) and those liabilities listed in SCHEDULE 2.4(f) which the Purchaser will assume or otherwise cause the Company, the Seller or its Affiliates, as the case may be, to be discharged from such liabilities, the Seller shall discharge any and all obligations and liabilities of the Company arising out of the Company's ownership of any interest in or operation of any properties, assets or businesses which were sold, transferred, conveyed or otherwise divested by the Company prior to the Closing and shall discharge any and all other obligations and liabilities of the Company arising prior to the Closing, including without limitation liabilities related to any and all loans and lines of credit, whether intercompany or third-party.

         5.13 RELEASE OF LIENS. The Seller shall release, or cause to be released, all Liens

(except Permitted Encumbrances) currently existing which pertain to the Company, its Properties or the Shares, including without limitation those Liens arising out of or related to that certain Indenture and Securities Pledge Agreement dated November 27, 1996 to which the Seller and its Affiliates are parties and Marine Midland Bank is agent and trustee and that certain $17.5 Million Senior Secured Revolving Credit Facility.

         5.14 THE COMPANY'S NAME. Any trademark and license agreement between the Company and the Seller or any of its Affiliates under which the Company has the right to use trademarks, trade names and logos including the word "Statia" shall be terminated on the Closing Date. As soon as is reasonably practicable and in any event no later than six (6) months after the Closing Date, the Purchaser shall cause the Company to eliminate the word "Statia" or any word or expression similar thereto from any name under which it does business, and the foregoing name shall be removed from the Company's property, stationery and literature, and thereafter neither the Purchaser, the Company nor any Affiliate thereof shall use any logos, trademarks or tradenames belonging to the Seller or any of its Affiliates.

         5.15 POST-CLOSING RECONCILIATION. Within 120 days after Closing, the Seller and the Purchaser shall perform an accounting with respect to (a) all expenses incurred and paid by the Seller for the period from the Effective Date to and including the end of the month in which Closing occurred (i) to maintain Benefit Plan coverage with respect to the Continuing Employees, (ii) for insurance coverage on the Properties, (iii) for salaries paid and contributions made to Benefit Plans to the Continuing Employees, (iv) for pro rated rentals paid pursuant to the Leases; (b) all accounts receivable payments received by the Seller relating to Business activity after the Effective Date; (c) all accounts receivable payments received by the Purchaser relating to Business activity prior to the Effective Date; (d) the items listed on SCHEDULE 2.4(f); and (e) any other payments made or received by the Seller or the Purchaser, but to which pursuant to the terms and provisions of this Agreement, the other party is entitled. Based upon the results of such accounting, the Seller and the Purchaser shall net out all such amounts (other than in respect of ad valorem taxes) and an invoice prepared and delivered to the party owing a balance thereunder. The party to whom a balance is owed shall be paid by the other party within ten (10) days of receipt of invoice.

         5.16 THIRD-PARTY CONSTRUCTION PROJECTS. The Company has undertaken the third-party repair or improvement projects listed on SCHEDULE 5.16. As to the improvements to Tank Nos. 104 and 118 (as described in SCHEDULE 5.16), pursuant to the Company's arrangements with its customer for each such tank, each such customer has agreed to reimburse the Company for the costs of such improvements. To the extent such improvements to Tank Nos. 104 and 118 are not completed on or before the Closing Date, then the Purchaser shall undertake to supervise the completion of such improvements and upon receipt of any payment therefor from such customer, to pay over to the Seller any unreimbursed costs theretofore expended by the Company. Any other costs associated with projects identified in
SCHEDULE 5.16 incurred from and after the Effective Date for which a customer has not agreed to reimburse the Company shall be borne by the Seller and shall be accounted for and reconciled under the provisions of Section 5.15.

         5.17 ENVIRONMENTAL ASSESSMENT. The Seller has and shall continue to permit the Purchaser reasonable access to the Company's Properties prior to the Closing for the purpose of allowing the Purchaser to conduct an environmental assessment of the Properties at the Purchaser's sole cost, risk and expense in order to more clearly define the environmental condition of the Properties and the Company's compliance with Environmental Laws. At the conclusion of the environmental assessment and prior to Closing, the Purchaser agrees to provide the Seller with a summary of the Purchaser's findings.

         5.18 PRODUCT AND BS&W INVENTORY - RESPONSIBILITY AND MEASUREMENTS.

                  (a) Beginning prior to the Closing in sufficient time to complete on or before the Closing Date, the Seller and the Purchaser, or their respective designees, shall, in accordance with standard industry practices, take inventory (including quantity, quality specifications and type of product) of all merchantable products located (i) in all of the Company's aboveground storage tanks and (ii) in all of the Company's active pipelines (all of which merchantable product shall be hereinafter called the "PRODUCT INVENTORY"). The quantity and type of Product Inventory shall correspond to that reflected in the Company's most recent inventory books and records and, as to quality specifications of Product Inventory, the Purchaser, at its sole cost and expense, may confirm the same based upon tests conducted by a qualified independent testing laboratory selected by the Purchaser and reasonably acceptable to the Seller. Should Product Inventory allowances for quantity and/or quality be different from those required under the Company's storage and throughput agreement with a customer, then the Seller and the Purchaser shall ascertain and agree upon the economic impact, if any, of any such discrepancy and, if appropriate, adjust the Purchase Price upward or downward, as the case may be. Upon Closing, the Purchaser shall assume custody of and all responsibility for the Product Inventory.

                  (b) In connection with the inventory conducted under Section 5.18(a) above, should any Product Inventory contain bottom sediments and water ("BS&W"), then the Seller and the Purchaser, or their respective designees, shall concurrently measure BS&W in all of the Company's aboveground storage tanks and active pipelines and any such BS&W shall be excluded from Product Inventory (the "PRE-CLOSING BS&W"). The Seller and the Purchaser, or their respective designees, shall have the right to observe the measuring of the Pre-Closing BS&W and agree to the calculation of the same. Based upon the measurement of Pre-Closing BS&W, the Seller and the Purchaser shall mutually agree upon any costs to remove or dispose of the Pre-Closing BS&W and the same shall be taken into account during the reconciliation conducted under Section
5.15 above.

                                   ARTICLE 6.
                            CONDITIONS TO THE CLOSING

         6.1 CONDITIONS OF OBLIGATION OF EACH PARTY. The respective obligations of each party to effect the Closing are subject to the fulfillment at or prior to the Closing Date of each of the following conditions precedent:

                  (a) REGULATORY APPROVALS. All filings required to be made with and all Permits required to be obtained from any Governmental Authority under any applicable Law, Regulation or Order, in each case, in order to permit the consummation of the transactions contemplated hereby to occur at the Closing shall have been made or obtained; all regulatory approvals necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect; and all required waiting periods shall have expired or been terminated.

                  (b) NO INJUNCTIONS. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect enjoining or otherwise materially impairing the consummation of the transactions contemplated by this Agreement.

         6.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser are also subject to fulfillment (or waiver by the Purchaser) at or prior to the Closing Date of each of the following conditions precedent:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller contained in Article 3 of this Agreement shall be true and correct in all material respects as of the date of execution of this Agreement and as of the Closing Date as though made at and as of the Closing Date.

                  (b) PERFORMANCE OF COVENANTS. The Seller shall have duly performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by the Seller prior to or on the Closing Date.

                  (c) OFFICER'S CERTIFICATE. The Purchaser shall have received from a duly authorized officer of the Seller a certificate as to the matters described in Sections 6.2(a), 6.2(b) and 6.2(g) of this Article 6.

                  (d) OPINION OF COUNSEL. The Purchaser shall have received from counsel to the Seller an opinion in form and substance reasonably acceptable to the Purchaser addressed to the Purchaser and dated as of the Closing Date.

                  (e) RESIGNATIONS. The Purchaser shall have received the resignations, effective as of the Closing, of each director and officer of the Company.

                  (f) STOCK CERTIFICATES. The Seller shall have delivered to the Purchaser at the Closing one or more stock certificates representing the Shares, duly endorsed by the Seller in blank or with duly executed stock powers attached, and Purchaser shall have received the originals of certificates representing shares of the issued and outstanding capital stock of the Company, which certificates have been duly canceled.

                  (g) NO MATERIAL CHANGE OR EVENT. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the current or future business, financial condition, results of operations or prospects of the Company having or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the financial condition, results of operations, current or future business, or prospects of the Company.

                  (h) SECTION 338(h)(10) ELECTION. The transactions hereunder shall qualify for a Section 338(h)(10) Election under the applicable provisions of the Code and the Treasury Regulations and under the state income tax laws of the states in which any of the Seller, its Affiliates or the Company is required to file a Tax Return.

                  (i) LIEN RELEASES. The Purchaser shall have received originals or certified copies of documents evidencing the release of Liens (except Permitted Encumbrances) relating to the Company, its Properties and the Shares.

                  (j) THIRD-PARTY CONSENTS. The Purchaser shall have received all necessary third party consents, if any required, related to the Leases, Permits and Business contracts.

                  (k) BOARD RESOLUTIONS. Seller shall have furnished the Purchaser with certified copies of resolutions duly adopted by the Board of Directors of the Seller authorizing the execution, delivery and performance of this Agreement and each instrument required hereby to be executed and delivered by the Seller at the Closing.

                  (l) DUE DILIGENCE/INVESTIGATION SATISFACTORY. The Purchaser shall have completed its due diligence investigation of the Company (including the environmental assessment), title to real property and real property interests, litigation, taxes, accounting books and records, business contracts and operational matters to its satisfaction; and any breaches, defaults or curative matters determined to exist that individually or in the aggregate would have a Material Adverse Effect shall have been cured by Seller, waived by Purchaser, or an appropriate adjustment made to the Purchase Price.

         6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE SELLER. The obligations of the Seller is also subject to fulfillment (or waiver by the Seller) at or prior to the Closing Date of each of the following conditions precedent:

                  (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Purchaser contained in Article 4 of this Agreement shall be true and correct in all material respects as of the date of execution of this Agreement and as of the Closing Date as though made at and as of the Closing Date.

                  (b) PERFORMANCE OF COVENANTS. The Purchaser shall have duly performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (c) OFFICER'S CERTIFICATE. The Seller shall have received from a duly authorized senior officer of the Purchaser a certificate as to the matters described in Sections 6.3(a) and 6.3(b) above.

                  (d) OPINION OF COUNSEL. The Seller shall have received from counsel to the Purchaser an opinion in form and substance reasonably acceptable to the Seller addressed to the Seller and dated as of the Closing Date.

                  (e) CHANGE OF NAME. The Purchaser shall have filed with the Secretary of State of Texas an amendment to the articles of incorporation of the Company changing the name of the Company so as to delete therefrom the word "Statia".

                  (f) BOARD RESOLUTIONS. The Purchaser shall have furnished the Seller at the Closing with certified copies of resolutions duly adopted by the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and each instrument required hereby to be executed and delivered by the Purchaser at the Closing.

                  (g) PAYMENT OF PURCHASE PRICE. The Purchaser shall have delivered to the Seller at the Closing immediately available funds in an amount equal to the Purchase Price, as adjusted.

                                   ARTICLE 7.
                                 INDEMNIFICATION

         7.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.

                  (a) Each of the representations and warranties contained in
Article 3 related to Taxes will survive the Closing and shall remain in full force and effect for a period of thirty (30) months from and after the Effective Date. Each of the representations and warranties contained in Article 3 (other than related to Taxes), each of the representations and warranties contained in
Article 4 and each representation or warranty made in any certificate delivered pursuant to Section 6.2(c) or Section 6.3(c), as the case may be, will survive the Closing and remain in full force and effect for one year from and after the Effective Date. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided which specifically identifies a particular breach and the underlying facts and Loss relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time.

                  (b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants contained in Sections 5.5(b) and (c), Sections 5.7 through 5.12, inclusive, Sections 5.14 through 5.16, inclusive, Section 9.7, in this Article 7 and in and the related general provisions of Article 9, will survive the Closing and remain in full force and effect until the expiration of the applicable statute of limitations. All other covenants contained in this Agreement will survive the Closing and remain in full force and effect for one year after the Closing Date, with the result that any claim for an alleged breach of any such covenant may not, after such one year period, be pursued and is hereby irrevocably waived.

         7.2 INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF THE PURCHASER.

                  (a) In the event the Seller breaches any of its representations, warranties or covenants contained herein, and if there is an applicable survival period pursuant to Section 7.1(a) above, provided that the Purchaser makes a written claim for indemnification against the Seller pursuant to Section 7.4(b) below within such survival period, then the Seller agrees to indemnify the Purchaser from and against the entirety of any Losses the Purchaser may suffer through and after the date of the claim for indemnification (including any Losses the Purchaser may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (a) the Seller shall not have any obligation to indemnify the Purchaser from and against any Losses resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation, warranty or covenant of the Seller specified in Section 7.1 above until the Purchaser has suffered Losses by reason of all such breaches in excess of a $50,000 aggregate deductible (after which point the Seller will be obligated only to indemnify the Purchaser from and against further such Losses) and (b) there will be a $500,000 aggregate ceiling on the obligation of the Seller to indemnify the Purchaser from and against any and all Losses resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations and warranties of the Seller specified in Section 7.1 above.

                  (b) The Seller agrees to indemnify the Purchaser from and against the entirety of any Losses the Purchaser may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Company (x) for any Taxes of the Company with respect to any Tax year or portion thereof ending before the Effective Date (or for any Tax year beginning before and ending after the Effective Date to the extent allocable [determined in a manner consistent with Section 5.7] to the portion of such period beginning before and ending on June 30, 1998), to the extent such Taxes are not reflected in the reserve for income tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the most recent balance sheet (rather than in any notes thereto), as such reserve is adjusted for the passage of time to the Effective Date in accordance with the past custom and practice of the Seller and its Affiliates in filing their consolidated Tax

Returns.

         7.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER AND ITS AFFILIATES. In the event the Purchaser breaches any of its representations, warranties or covenants contained herein, and, if there is an applicable survival period pursuant to Section 7.1 above, provided that the Seller or its Affiliate makes a written claim for indemnification against the Purchaser pursuant to Section 7.4(b) below within such survival period, then the Purchaser agrees to indemnify the Seller from and against the entirety of any Losses the Seller or any of its Affiliates may suffer through and after the date of the claim for indemnification (including any Losses the Seller or any of its Affiliates may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

         7.4 MATTERS INVOLVING THIRD PARTIES.

                  (a) If the transactions contemplated hereby to occur at the Closing are consummated and subject to the provisions of Section 7.1 specifying survival periods, each party hereto (the "INDEMNIFYING PARTY") shall indemnify and hold harmless the other party hereto and its Affiliates (collectively, the "INDEMNIFIED PARTY") against any Losses (or actions, suits or proceedings in respect thereof and any appeals therefrom [the "PROCEEDINGS"]) which the Indemnified Party shall actually incur that:

                           (i) arise out of or are based upon any allegation that any representation or warranty made herein by the Indemnifying Party was untrue or was breached in any respect (without regard to any exception in any representation or warranty for matters that would not constitute a Material Adverse Effect) when made or as of the Closing Date as though made at and as of the date of Closing; or

                           (ii) arise out of or are based upon any allegation that any covenant or agreement made herein by the Indemnifying Party has not been performed in accordance with its terms (without regard to any exception in any covenant or agreement for matters that would not constitute a Material Adverse Effect).

                  (b) Promptly after the Indemnified Party under subsection (a) of this Section identifies a Loss or receives notice of the commencement of any Proceeding against which it believes it is indemnified under this Section, the Indemnified Party shall, if a claim in respect thereto is to be made against the Indemnifying Party under this Section, notify the Indemnifying Party in writing of the commencement thereof; provided, however, that the omission so to notify the Indemnifying Party shall not relieve it from any liability which it may have to the Indemnified Party to the extent that the Indemnifying Party is not prejudiced by such omission.

                  (c) The Indemnifying Party shall, within thirty (30) days after receipt of a notice of Loss or Proceeding given pursuant to subsection (b) of this Section, either (i) acknowledge liability, as between the Indemnifying Party and the Indemnified Party, for such Loss or the amount in controversy in such Proceeding and pay the Indemnified Party the amount of such Loss or the amount in controversy in such Proceeding in cash or other immediately available funds (or establish by agreement with the Indemnified Party an alternative payment schedule), (ii) acknowledge liability, as between the Indemnifying Party and the Indemnified Party, for such Loss or the amount in controversy in such Proceeding, disavow the validity of the Loss or Proceeding or the amount thereof and, to the extent that it shall so desire in accordance with subsection (d) of this Section, assume the legal defense thereof, or (iii) object (or reserve the right to object until additional information is obtained) to the claim for indemnification or the amount thereof, setting forth the grounds therefor in reasonable detail.

                  (d) If any such Proceeding shall be brought against an Indemnified Party and it shall notify the Indemnifying Party thereof in accordance with subsection (c) of this Section, the Indemnifying Party shall, if it shall have responded to such notice in accordance with clause (ii) of subsection (c) of this Section, be entitled to assume the legal defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or such action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section for any attorney's fees or other expenses (except reasonable costs of investigation) subsequently incurred by the Indemnified Party in connection with the defense thereof; however, if the Indemnified Party decides to engage counsel at its own expense, the Indemnifying Party shall cause its counsel to permit counsel to the Indemnified Party to participate in the defense. If the Indemnifying Party does not assume the defense of a Proceeding as to which it has acknowledged liability, as between itself and the Indemnified Party, pursuant to clause (ii) of subsection (c) of this Section, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney's fees and expenses and reasonable out-of-pocket expenses incurred in the defense thereof and, subject to the provisions of subsection (e) of this Section, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party.

                  (e) An Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Proceeding) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such Proceeding. If the Indemnifying Party has responded to the Indemnified Party pursuant to clause (i) of subsection (c) of this Section, the Indemnified Party may settle or compromise or consent to the entry of any judgment with respect to the Proceeding that was the subject of notice to the Indemnifying Party pursuant to subsection (c) of this Section without the consent of the Indemnifying Party. An Indemnified Party will not otherwise, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Proceeding, but, if such Proceeding is settled or compromised or if there is entered any judgment with respect to any such Proceeding, in either case with the consent of the Indemnifying Party, or if there be a final judgment of the plaintiff in any such Proceeding, the Indemnifying Party agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement, compromise or judgment.

         7.5 DETERMINATION OF LOSSES. The parties shall make appropriate adjustments for tax consequences and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Losses for purposes of this Article 7. All indemnification payments under this Article 7 shall be deemed adjustments to the Purchase Price.

         7.6 EXCLUSIVE REMEDY. From and after the Closing, except as provided in this Section 7.6, the provisions of this Article 7 shall be the sole and exclusive remedy of each party hereto for (i) any breach of the other party's representations or warranties contained in this Agreement or (ii) any breach of the other party's covenants or agreements contained in this Agreement. In addition to any other remedy available to a party hereunder, each party shall be entitled to specific performance of any covenant contained herein. Without limiting the generality of the foregoing, the Purchaser and the Seller hereby waive any statutory, equitable, or common law rights or remedies relating to any environmental matters, including without limitation any such matters arising under any Environmental Laws. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY LOSSES, CLAIMS, DAMAGES OR LIABILITIES INDEMNIFIED HEREUNDER INCLUDE ANY CONSEQUENTIAL OR PUNITIVE DAMAGES, EXCEPT THOSE CLAIMED BY THIRD PARTIES.

         7.7 LIABILITY OF STI. The Seller has advised Purchaser that subsequent to Closing, the Seller may be dissolved or otherwise merged into STI and shall thereupon cease to have corporate existence. In such event and for the purposes of this Article 7, references to the Seller herein shall be deemed to refer to STI and the duties, obligations, performance and liabilities of the Seller as an "Indemnifying Party" or an "Indemnified Party", as applicable, pursuant to the terms and provisions of this Article 7, shall be fully assumed by STI and STI, by execution of this Agreement for such purpose, agrees to be so bound.

                                   ARTICLE 8.
                        TERMINATION, AMENDMENT AND WAIVER

         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written agreement of the Seller and the Purchaser;

                  (b) unless waived by the non-breaching party and subject to the provisions of Section

8.2 below, by the Purchaser or the Seller, as the case may be, upon a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the applicable conditions to Closing would be incapable of being satisfied by Closing; provided, however, that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for the purposes of this subsection;

                  (c) by the Purchaser or the Seller upon notice given to the other in the event that the other shall, contrary to the terms of this Agreement, fail or refuse to consummate the transactions contemplated hereby or to take any other action referred to herein necessary to consummate the transactions contemplated hereby, after affording such defaulting party a thirty-day period after notice in which to cure;

                  (d) by the Purchaser or the Seller upon notice given to the other if the Closing shall not have taken place on or before July 31, 1998; provided that the failure of the Closing to occur on or before such date is not the result of the breach of the covenants, agreements, representations or warranties hereunder of the party seeking such termination; or

                  (e) by the Seller or the Purchaser upon written notice to the other party if any court or Governmental Authority of competent jurisdiction shall have issued a final permanent Order, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

                  8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become wholly void and of no further force and effect and, other than in the event of a termination pursuant to Section 8.1(b) or
         (c), there shall be no liability on the part of the Purchaser or the Seller or their respective officers or directors (except as set forth in this Section and Sections 5.2 and 5.4). In the event of the termination of this Agreement pursuant to Section 8.1(b) or (c), the terminating party shall be indemnified by the other party for any or all damages, costs and expenses sustained or incurred as a result of such termination. The obligations of the parties to this Agreement under Sections 5.2 and 5.4 shall survive any such termination. Notwithstanding anything in this Agreement to the contrary, in no event shall any losses, claims, damages or liabilities claimed with respect to the exception to the immediately preceding sentence include any consequential or punitive damages, except those claimed by third parties.

                                   ARTICLE 9.
                                  MISCELLANEOUS

         9.1 SCHEDULES. Disclosures included in any Schedule to this Agreement shall be considered to be made for purposes of all Schedules. Inclusion of any matter in any Schedule to this Agreement does not imply that such matter would, under the provisions of this Agreement, have to be included in such Schedule. If at any time at or before Closing there is any material change with respect to the matters contained in any original Schedule attached to this Agreement or which the Seller delivers to the Purchaser following the execution hereof, then the Seller shall give the Purchaser prompt notice thereof in which case such Schedule, as amended by such notice and with the consent of the Purchaser, shall be substituted for such original Schedule.

         9.2 NOTICES. All notices provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person; by courier; or by facsimile transmission; and a notice given under this Agreement is effective on receipt by the person to which such notice was sent. All notices to be sent to person must be sent to or made at the addresses given for that person or such other address as that person may specify by notice to other parties as follows:

if to Purchaser, to:

                  TransMontaigne Terminaling Inc.
                  280 North College, Suite 500
                  Fayetteville, Arkansas  72701
                  Attn:    W. A. Sikora, Executive Vice President
                  FAYETTEVILLE:                     DENVER:
                           Phone:  (501) 521-5565         Phone:  (303) 626-8217
                           Fax:    (501) 442-4650         Fax:    (303) 626-8228

with a copy to:

                  Erik B. Carlson, General Counsel
                  TransMontaigne Oil Company
                  370 Seventeenth Street, Suite 2750
                  Denver, Colorado  80202
                  Phone:  (303) 626-8200
                  Fax:    (303) 626-8238

if to the Seller, to:

                  Statia Delaware HoldCo II, Inc.
                  800 Fairway Drive, Suite 295
                  Deerfield Beach, Florida 33441
                  Attention:  Mr. Thomas M. Thompson, Jr., Vice President
                  Phone:  954-698-0705
                  Fax:    954-698-0706
with a copies to:

                  Mr. Jack R. Pine
                  Statia Terminals, Inc.
                  701 Warrenville Road, Suite 275
                  Lisle, Illinois 60532
                  Fax:     630-435-9542

and

                  Mr. Jerry L. Metcalf
                  Brown, Parker & Leahy, L.L.P.
                  1200 Smith Street, Suite 3600
                  Houston, Texas 77002
                  Fax:     713-654-1871

if to STI, to:

                  Statia Terminals International N.V.
                  Tumbledown Dick Bay
                  St. Eustatius, Netherlands Antilles
                  Fax:      ###-##-####

with a copy to:

                  Mr. Jack R. Pine
                  Statia Terminals, Inc.
                  701 Warrenville Road, Suite 275
                  Lisle, Illinois 60532
                  Fax:     630-435-9542

         9.3 HEADING; CROSS REFERENCES. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of the Agreement. Unless the context otherwise requires, all references herein to Articles or Sections shall refer to Articles or Sections of this Agreement.

         9.4 AMENDMENT. This Agreement and the Schedules hereto may be amended by the parties hereto, but may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

         9.5 EXTENSION; WAIVER. At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may (a) extend the time for the performance of any of the obligations or other acts of any of the other parties hereto, (b) waive any inaccuracy in the representations and warranties of any of the other parties hereto contained herein or in any Schedule hereto or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements of any of the other parties hereto or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party.

         9.6 ENTIRE AGREEMENT. This Agreement (including the Schedules, documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         9.7 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, and any attempted assignment shall be void.

         9.8 GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Texas.

         9.9 ATTORNEYS FEES. In the event of any litigation to interpret or enforce any provision of this Agreement, upon entry of a final, nonappealable order, the prevailing party shall be entitled to recover its attorneys fees and costs plus interest thereon from the date incurred until paid at the Applicable Rate.

         9.10 SUBMISSION TO JURISDICTION. (a) Each of the Seller, the Company, the Purchaser and STI hereby irrevocably and unconditionally:

                  (i) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Texas in Harris County, Texas and the courts of the United States for the Southern District of Texas in the Houston Division;

                  (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                  (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address for a party as shall be specified by a notice pursuant thereto; and

                  (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

                  (b) In the event the Purchaser institutes an action against STI in the manner above set forth and obtains a default judgment against STI in a court of competent jurisdiction in the United States based upon STI's failure to appear or otherwise plead, STI hereby agrees to waive any rights it may have to contest the enforceability of such default judgment against STI and its assets in STI's home jurisdiction in the Netherlands Antilles whether pursuant to procedural protections provided under the laws or statutes of the Netherlands Antilles or by reason of such matter being deemed contrary to natural justice or public policy in the Netherlands Antilles.

                  (c) Each of the Seller, the Company, the Purchaser and STI hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding referred to in Section 9.10(a).

         9.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute a single agreement.

         9.12 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Prior to Closing, neither the Seller nor the Purchaser or any agent or Affiliates thereof shall issue any press release or make any public announcement with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party, except where the releasing party is advised by legal counsel that such release or announcement is required by applicable Laws or Regulations. If either party determines that a press release or announcement is required or desired, they will so notify the other party in writing, shall consult with each other with regard to the same, and the party making a release or announcement will use all commercially reasonable efforts to provide a copy to the other party prior to any release or announcement. Purchaser and Seller further agree to consult with each other on all press releases and announcements issued at Closing concerning the transactions contemplated by this Agreement.

         9.13 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights, remedies or obligations upon any person, firm or corporation other than the parties hereto and their respective successors and permitted assigns.

         9.14 TIME OF ESSENCE. Time is of the essence in this Agreement.



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



         IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed on their behalf by their respective officers hereunto duly authorized all as of the date first written above. Statia Terminals International N.V. signs this Agreement solely for the purposes specified in
Section 7.7 of this Agreement and makes no representations or warranties, makes no agreements or covenants and assumes no undertakings or obligations other than those specified in said Article.

                                    STATIA DELAWARE HOLDCO II, INC.

                                    By_________________________________
                                    Its________________________________

                                                 "Seller"

                                    TRANSMONTAIGNE TERMINALING INC.

                                    By________________________________
                                             Name:  W. A. Sikora
                                             Title: Executive Vice President

                                                "Purchaser"

                                    STATIA TERMINALS INTERNATIONAL N.V.

                                    By________________________________
                                             Managing Director

                                    By________________________________
                                             Managing Director

                                                   "STI"




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